UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 17, 2009

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 POWELL STREET, SUITE 600
EMERYVILLE, CALIFORNIA	94608
(Address of principal executive offices)	(Zip Code)

(510) 985-6700

(Company’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On August 17, 2009, LECG Corporation (the “Company” or “LECG”) announced that it has entered into definitive agreements to merge a subsidiary of LECG with Smart Business Holdings, Inc., the holding company of SMART Business Advisory & Consulting, LLC (“SMART”), a privately held provider of business advisory services, and to receive a $25 million cash investment from SMART’s majority shareholder, Great Hill Equity Partners III, LP. The Board of Directors for each company has approved the transactions.

In the proposed merger transaction, LECG will acquire 100% of SMART’s outstanding stock, in exchange for which LECG will issue approximately 10.9 million shares of common stock having a value of approximately $39.9 million based on the August 14, 2009 closing stock price of $3.65, and will assume approximately $32.4 million of SMART net debt as of June 30, 2009. In the investment transaction, SMART’s majority shareholder, Great Hill Equity Partners III, LP, will make a $25 million cash investment into LECG in exchange for approximately 6.3 million shares of Series A Convertible Redeemable Preferred Stock. This stock will be convertible into LECG’s common stock at a price of $3.96 per share, representing a 10.6% premium to LECG’s 20-day average closing stock price as of August 14, 2009, and will provide a 7.5% dividend payable in cash or stock at the Company’s choice.

Upon completion of the transactions, Great Hill Equity Partners III, LP will own voting stock representing approximately 40% of the outstanding voting power of the Company. Mr. Steve Samek, the Chief Executive Officer of SMART, will become CEO of the Company following the merger. At the closing, LECG has agreed that its Board of Directors will consist of seven directors, comprising four individuals nominated by the current LECG Board of Directors, Mr. Samek, and two representatives of Great Hill Equity Partners III, LP. The merger and the investment transactions are each conditioned upon the other, and will only be consummated concurrently. The transactions are further subject to a number of other customary closing conditions, including regulatory approval and the approval of LECG’s shareholders. LECG and SMART will operate their businesses independently until the closing of the transactions. LECG expects the closing of the transactions to occur in the fourth quarter of calendar year 2009. The combined entity will operate under the LECG name and continue as a publicly-traded company.

A copy of the press release issued by the Company on August 17, 2009 with regard to the proposed transactions is attached hereto as Exhibit 99.1.

Important Additional Information

LECG intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the transactions. When finalized, the proxy statement will be mailed to the stockholders of LECG. Before making any voting or investment decision with respect to the transactions, investors and stockholders of LECG are urged to carefully read the proxy statement and the other relevant materials when they become available because they will contain important information about the proposed transactions. The proxy statement and other relevant materials (when they become available), and any other documents filed by LECG with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders of LECG may obtain free copies of the proxy statement (when available) and other documents filed by LECG with the SEC from LECG’s website at www.lecg.com.

LECG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the LECG’s stockholders in connection with the transactions. Information about LECG’s directors and executive officers is set forth in the proxy statement on Schedule 14A for LECG’s 2008 Annual Meeting of Stockholders filed with the SEC on April 25, 2008 and in the amended Annual Report on Form 10-K filed by LECG with the SEC on April 29, 2009. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transactions will be included in the proxy statement that LECG intends to file with the SEC. Stockholders may obtain additional information regarding the direct and indirect interests of LECG and its directors and executive officers with respect to the transactions by reading the proxy statement once it is available and the other filings referred to above.

Item 9.01.  Financial Statements and Exhibits

(d)         Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press Release issued by LECG Corporation on August 17, 2009 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECG CORPORATION

By:	/s/ Steven R. Fife
Steven R. Fife Chief Financial Officer

Date: August 17, 2009

EXHIBIT INDEX

No.	Description
99.1	Press Release issued by LECG Corporation on August 17, 2009 (furnished herewith).